Exhibit 99
Bemis Company Reports Second Quarter Results and Revises Guidance

Neenah, Wisconsin, July 27, 2017 - Bemis Company, Inc. (NYSE:BMS) today reported financial results for its second quarter ended June 30, 2017. Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, adjusted EBITDA, and net debt, referenced in this release.

SUMMARY OF THE QUARTER

	Q2			Q2 YTD
($ in millions except per share amounts)	2017	2016	% change	2017	2016	% change
Earnings Per Share	$0.30	$0.53	(43.4)%	$0.85	$1.12	(24.1)%
Adjusted Earnings Per Share	$0.48	$0.67	(28.4)%	$1.06	$1.27	(16.5)%
Cash from Operations	$106.0	$100.4	5.6%	$200.5	$153.0	31.0%

Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, referenced in this release.

“Total company profits were less than expected this quarter due to the impact of the challenging economic environment in Brazil. Sales volumes declined sharply in Brazil versus our run rates as consumers, retailers, and our customers reacted to the latest political instability. In our U.S. business, profits were in line with the expectations we shared last quarter,” said William F. Austen, Bemis Company’s President and Chief Executive Officer. “During June, we initiated a restructuring and cost savings plan to better position the Company in the current environment and for the long term. These efforts are progressing well to create a more agile, streamlined, and efficient business that continues to be successful over the long term.”

2017 RESTRUCTURING AND COST SAVINGS PLAN
Refer to the June 30, 2017 press release and the July 7, 2017 8-K for additional details of this plan.

During June, the Company announced initial details on its restructuring and cost savings plan to improve profitability primarily in its U.S. and Latin American businesses by reducing its manufacturing and administrative cost structure. This plan targets an annual savings run rate of $55 to $60 million, with savings starting in 2017 and fully realized during 2019. Estimated total costs to implement the plan are $100 to $120 million.

As part of this plan, the Company announced that it will close two manufacturing facilities and reduce approximately 300 administrative positions for a combined savings of approximately $30 million, when fully implemented.

The Company continues to evaluate opportunities that build toward its cost savings target of $55 to $60 million and plans to provide final details, including total cash expenditures associated with the cost savings plan, when it releases its third quarter earnings.

During the second quarter, the Company recorded restructuring charges totaling approximately $24 million or $0.18 per share, most of which related to the initial steps in its 2017 Plan. These charges consisted primarily of employee termination costs and fixed asset write-downs of equipment. Management anticipates less than $5 million of cash expenditure during 2017 related to its 2017 Restructuring Plan.

BUSINESS SEGMENT RESULTS

U.S. Packaging
U.S. Packaging net sales of $661.5 million for the second quarter of 2017 represented a decrease of 1.4 percent compared to the same period of 2016. Compared to the prior second quarter, unit volumes were up approximately one percent. This was offset by a decrease in net sales driven primarily by mix of products sold and contractual selling price reductions previously negotiated with some customers to secure business for the long term.

U.S. Packaging operating profit decreased to $80.1 million in the second quarter of 2017, or 12.1 percent of net sales, compared to $103.5 million, or 15.4 percent of net sales, in 2016. Compared to the prior year, lower profits were driven by the impact of mix of products sold, previously-negotiated contractual selling price reductions on select products, and inefficiencies related to an ERP system implementation at one of the Company’s manufacturing facilities.

Global Packaging
Global Packaging net sales for the second quarter of 2017 were $350.6 million, approximately flat with the same period of 2016. Currency translation decreased net sales by 0.6 percent. Acquisitions increased net sales by 1.6 percent. Organic sales decline of 0.9 percent reflects decreased unit volumes of approximately 3 percent, partially offset by sales price and mix.

Global Packaging operating profit for the second quarter was $17.7 million, compared to $28.1 million for the same period in 2016. The net impact of currency translation decreased operating profit by $0.6 million during the second quarter, as compared to the prior year, primarily due to currencies in Latin America. Compared to the prior year, lower profits in Global Packaging were driven primarily by a 10 percent unit volume decline in Latin America and the associated impacts of the challenging economic environment in Brazil.

CASH FLOW AND CAPITAL STRUCTURE

Cash flow from operations for the six months ended June 30, 2017 was $200.5 million, compared to $153.0 million in the prior year. This improvement was driven primarily by continued increases in days payable outstanding.

Total company net debt to adjusted EBITDA was 2.6 times at June 30, 2017.

Capital expenditures totaled $97.2 million for the six months ended June 30, 2017, reflecting planned investment to support productivity improvements in the U.S. Packaging segment and growth initiatives in the Global Packaging segment.

OUTLOOK

Management expects adjusted diluted earnings per share to be in the range of $2.35 to $2.50 for the full year 2017. Management estimates GAAP diluted earnings per share to be in the range of $2.00 to $2.15 for the full year 2017, excluding the impact of items that cannot be reasonably predicted at this time, such as any charges associated with future actions taken to improve financial and operational performance.

Austen stated, “Our guidance reduction is a result of the impact of the sharp contraction and tough economic environment in Brazil. As consumers and retailers scale back, our volumes and mix of business suffer. While we are working to take costs out of our business, the unfavorable headwinds in Brazil will pressure our earnings during the balance of the year.”

Management expects full year 2017 cash from operations to be in the range of $400 to $425 million, primarily a result of revised earnings expectations. This guidance includes the planned impact from initial actions related to the 2017 Restructuring Plan, which is less than $5 million of cash expenditure during 2017.

Management expects capital expenditures for 2017 between $185 and $200 million to support projects underway. Management is evaluating future capital spending levels as part of its current comprehensive review of the business.

Management expects an effective income tax rate for 2017 of approximately 32 percent, which incorporates the new accounting standard for stock-based compensation.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted diluted earnings per share, organic sales growth, adjusted EBITDA, net debt to adjusted EBITDA, and adjusted return on invested capital.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to the effect of changes in currency exchange rates, acquisitions, and restructuring, including employee-related costs, equipment relocation costs, accelerated depreciation and the write-down of equipment.  These measures also exclude gains or losses on sales of significant property and divestitures, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog and changes in the fair value of deferred acquisition payments.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management of the Company uses the non-GAAP measures to evaluate operating performance and believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. All historical non-GAAP information is reconciled with reported GAAP results. Forward looking non-GAAP measures contained in our 2017 outlook are reconciled to GAAP measures as practically as possible; however the Company is unable to predict with certainty the ultimate outcome of all non-GAAP charges given future restructuring and acquisition plans are not currently known or quantifiable.

FORWARD-LOOKING STATEMENTS

This release contains certain estimates, predictions, and other “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended).  Forward-looking statements are generally identified with the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “may,” “will,” “plan,” “project,” “should,” “continue,” or the negative thereof or other similar expressions, or discussion of future goals or aspirations, which are predictions of or indicate future events and trends and which do not relate to historical matters.  Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance (financial and otherwise), including those of acquired companies, perceived opportunities in the market and statements regarding our strategy and vision.  Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Factors that could cause actual results to differ from those expected include, but are not limited to:

•	The costs, availability, and terms of acquiring our raw materials (particularly for polymer resins and adhesives), as well as our ability to pass any price changes on to our customers;

•	Our ability to retain and build upon the relationships and sales of our key customers;

•	The potential loss of business or increased costs due to customer or vendor consolidation;

•	The ability of our foreign operations to maintain working efficiencies, as well as properly adjust to continuing changes in global politics, legislation, and economic conditions;

•	A failure to realize the full potential of our restructuring activities;

•	Variances in key exchange rates that could affect the translation of the financial statements of our foreign entities;

•	Our ability to effectively implement and update our global enterprise resource planning ("ERP") systems;

•	Our ability to realize the benefits of our acquisitions and divestitures, and whether we are able to properly integrate those businesses we have acquired;

•	Fluctuations in interest rates and our borrowing costs, along with other key financial variables;

•	A potential failure in our information technology infrastructure or applications and their ability to protect our key functions from cyber-crime and other malicious content;

•	Unexpected outcomes in our current and future administrative and litigation proceedings;

•	Changes in governmental regulations, particularly in the areas of environmental, health and safety matters, fiscal incentives, and foreign investment;

•	Changes in the competitive conditions within our markets, as well as changes in the demand for our goods;

•	Our ability to effectively introduce new products into the market and to protect or retain our intellectual property rights;

•	Changes in our ability to attract and retain high performance employees;

•	Changes in the value of our goodwill and other intangible assets;

•	Changes in import and export regulation that could subject us to liability or impair our ability to compete in international markets;

•	Our ability to manage all costs associated with our pension plans; and

•	Changes in our credit rating.

These and other risks, uncertainties, and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, those described under Item 1A "Risk Factors" of our Annual Report on Form 10-K and our quarterly reports on Form 10-Q, could cause actual future results to differ materially from those projected in the forward-looking statements. In addition, actual future results could differ materially from those projected in the forward-looking statements as a result of changes in the assumptions used in making such forward-looking statements.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its second quarter 2017 financial results this morning at 10:00 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company, Inc. will webcast an investor telephone conference regarding its third quarter 2017 financial results on October 26, 2017 at 10:00 a.m., Eastern Time.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible and rigid plastic packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2016 net sales from continuing operations of $4.0 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 17,500 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288
Bemis Company Inc.
One Neenah Center
P.O. Box 669
Neenah, Wisconsin 54957-0669

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$1,012.1	$1,021.3	$2,007.5	$1,989.2
Cost of products sold	826.2	804.3	1,623.7	1,563.4
Gross profit	185.9	217.0	383.8	425.8

Operating expenses:
Selling, general and administrative expenses	97.6	100.4	192.2	199.8
Research and development	11.1	11.6	23.6	23.1
Restructuring and acquisition-related costs	23.8	19.6	28.2	20.4
Other operating income	(3.1)	(3.6)	(6.1)	(5.9)

Operating income	56.5	89.0	145.9	188.4

Interest expense	16.0	14.0	32.0	29.4
Other non-operating income	(0.6)	(0.6)	(1.5)	(0.5)

Income before income taxes	41.1	75.6	115.4	159.5

Provision for income taxes	13.1	24.7	36.3	52.4

Net income	$28.0	$50.9	$79.1	$107.1

Basic earnings per share	$0.31	$0.54	$0.86	$1.13

Diluted earnings per share	$0.30	$0.53	$0.85	$1.12

Cash dividends paid per share	$0.30	$0.29	$0.60	$0.58

Weighted average shares outstanding:
Basic	92.0	94.7	92.2	94.8
Diluted	92.3	95.7	92.5	95.8

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	June 30, 2017	December 31, 2016
ASSETS

Cash and cash equivalents	$55.0	$74.2
Trade receivables	475.3	461.9
Inventories	608.5	549.4
Prepaid expenses and other current assets	101.4	80.0
Total current assets	1,240.2	1,165.5

Property and equipment, net	1,311.6	1,283.8

Goodwill	1,036.5	1,028.8
Other intangible assets, net	149.0	155.2
Deferred charges and other assets	93.0	82.4
Total other long-term assets	1,278.5	1,266.4

TOTAL ASSETS	$3,830.3	$3,715.7

LIABILITIES

Current portion of long-term debt	$5.0	$2.0
Short-term borrowings	14.0	15.3
Accounts payable	507.0	378.0
Employee-related liabilities	70.0	79.6
Accrued income and other taxes	31.2	31.2
Other current liabilities	67.9	70.0
Total current liabilities	695.1	576.1

Long-term debt, less current portion	1,516.8	1,527.8
Deferred taxes	229.9	219.7
Other liabilities and deferred credits	123.8	132.4

TOTAL LIABILITIES	2,565.6	2,456.0

EQUITY

Common stock issued (129.1 and 128.8 shares, respectively)	12.9	12.9
Capital in excess of par value	581.8	581.5
Retained earnings	2,365.0	2,341.7
Accumulated other comprehensive loss	(417.5)	(447.8)
Common stock held in treasury (37.1 and 36.1 shares at cost, respectively)	(1,277.5)	(1,228.6)

TOTAL EQUITY	1,264.7	1,259.7

TOTAL LIABILITIES AND EQUITY	$3,830.3	$3,715.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities
Net income	$79.1	$107.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85.0	81.3
Excess tax benefit from share-based payment arrangements	—	(4.3)
Share-based compensation	8.8	9.4
Deferred income taxes	2.3	8.3
Income of unconsolidated affiliated company	(1.4)	(0.9)
Loss on sale or write-off of property and equipment	4.7	1.7
Changes in working capital, excluding effect of acquisitions and currency	25.2	(62.1)
Changes in other assets and liabilities	(3.2)	12.5

Net cash provided by operating activities	200.5	153.0

Cash flows from investing activities
Additions to property and equipment	(97.2)	(77.9)
Business acquisitions and adjustments, net of cash acquired	—	(107.3)
Proceeds from sale of property and equipment	0.5	0.2

Net cash used in investing activities	(96.7)	(185.0)

Cash flows from financing activities
Proceeds from issuance of long-term debt	2.2	0.2
Repayment of long-term debt	—	(23.7)
Net (repayment) borrowing of commercial paper	(13.3)	174.2
Net repayment of short-term debt	(1.6)	(3.7)
Cash dividends paid to shareholders	(56.7)	(59.6)
Common stock purchased for the treasury	(48.9)	(44.3)
Excess tax benefit from share-based payment arrangements	—	4.3
Stock incentive programs and related tax withholdings	(8.5)	(14.6)

Net cash (used in) provided by financing activities	(126.8)	32.8

Effect of exchange rates on cash and cash equivalents	3.8	1.8

Net (decrease) increase in cash and cash equivalents	(19.2)	2.6

Cash and cash equivalents balance at beginning of year	74.2	59.2

Cash and cash equivalents balance at end of period	$55.0	$61.8

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(in millions, except per share amounts and percentages)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales
U.S. Packaging (a)	$661.5	$671.0	$1,310.4	$1,331.5
Global Packaging (b)	350.6	350.3	697.1	657.7
Total net sales	$1,012.1	$1,021.3	$2,007.5	$1,989.2

Segment operating profit
U.S. Packaging (c)	$80.1	$103.5	$163.6	$205.2
Global Packaging (d)	17.7	28.1	44.9	44.4

Restructuring and acquisition-related costs	23.8	19.6	28.2	20.4
General corporate expenses	17.5	23.0	34.4	40.8

Operating income	56.5	89.0	145.9	188.4

Interest expense	16.0	14.0	32.0	29.4
Other non-operating income	(0.6)	(0.6)	(1.5)	(0.5)

Income before income taxes	$41.1	$75.6	$115.4	$159.5

Operating profit return on sales
U.S. Packaging (c / a)	12.1%	15.4%	12.5%	15.4%
Global Packaging (d / b)	5.0%	8.0%	6.4%	6.8%

Components of changes in net sales	Q2 % Change YoY		Q2 YTD % Change YoY
U.S Packaging:
Organic sales decline *	(1.4)%		(1.6)%
U.S. Packaging	(1.4)%		(1.6)%

Global Packaging:
Currency effect	(0.6)%		1.1%
Acquisition effect	1.6%		3.7%
Organic sales (decline) growth *	(0.9)%		1.2%
Global Packaging	0.1%		6.0%

Total Company:
Currency effect	(0.2)%		0.4%
Acquisition effect	0.5%		1.2%
Organic sales decline *	(1.2)%		(0.7)%
Total change in net sales	(0.9)%		0.9%

*Organic sales (decline) growth = sum of price, mix, and volume

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE AND NET DEBT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Non-GAAP earnings per share
Diluted earnings per share, as reported	$0.30	$0.53	$0.85	$1.12

Non-GAAP adjustments per share, net of taxes:
Restructuring costs (1)	0.18	0.09	0.21	0.09
Acquisition-related costs (2)	—	0.05	—	0.06

Diluted earnings per share, as adjusted	$0.48	$0.67	$1.06	$1.27

(1)	Restructuring costs include costs related to the 2016 Plan focused on plant closures in Latin America and the 2017 Plan focused on aligning the Company's cost structure to its environment.

(2)
Acquisition-related costs are comprised primarily of acquisition costs associated with the Emplal Participações S. A. and SteriPack acquisitions and were recorded both in operating income and interest expense (reflecting fees to extinguish portions of the Emplal seller's debt).

June 30, 2017
Net Debt
Current portion of long-term debt	$5.0
Short-term borrowings	14.0
Long-term debt, less current portion	1,516.8
Total debt	1,535.8
Less cash and cash equivalents	(55.0)
Net debt	$1,480.8

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL AND EBITDA
(in millions)
(unaudited)

	Three Months Ended				12 months ended June 30, 2017
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Net income	$28.0	$51.1	$60.5	$68.6	$208.2
Income taxes	13.1	23.2	29.2	33.1	98.6
Interest expense	16.0	16.0	15.7	15.1	62.8
Other non-operating income	(0.6)	(0.9)	(0.7)	(0.6)	(2.8)
Earnings before interest and taxes (EBIT)	56.5	89.4	104.7	116.2	366.8
Restructuring and acquisition-related costs	23.8	4.4	3.8	4.4	36.4
Adjusted EBIT (a)	80.3	93.8	108.5	120.6	403.2
Depreciation and amortization	43.2	41.8	40.7	40.1	165.8
Adjusted EBITDA	$123.5	$135.6	$149.2	$160.7	$569.0

Average Invested Capital(1) (b)					$2,747.4
Assumed tax rate(2) (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					9.5%

	Three Months Ended				12 months ended June 30, 2016
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Net income	$50.9	$56.2	$56.8	$62.5	$226.4
Income taxes	24.7	27.7	28.4	31.5	112.3
Interest expense	14.0	15.4	13.2	12.6	55.2
Other non-operating expense (income)	(0.6)	0.1	(1.2)	(0.8)	(2.5)
Earnings before interest and taxes (EBIT)	89.0	99.4	97.2	105.8	$391.4
Restructuring and acquisition-related costs	19.6	0.8	2.2	4.6	27.2
Adjusted EBIT (a)	108.6	100.2	99.4	110.4	418.6
Depreciation and amortization	40.5	40.8	40.0	38.0	159.3
Adjusted EBITDA	$149.1	$141.0	$139.4	$148.4	$577.9

Average Invested Capital(1) (b)					$2,613.7
Assumed tax rate(2) (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.4%

(1) Average invested capital includes all equity and debt amounts, less cash, calculated on a five-quarter average.
(2) Tax rate assumed to be the U.S. federal statutory rate.